EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT	or	Investor Relations Counsel
Mitchell Binder		Lena Cati, 212-836-9611
President & Chief Executive Officer		Linda Latman, 212-836-9609
631-435-8300		The Equity Group Inc.

ORBIT INTERNATIONAL CORP. REPORTS 2011 SECOND QUARTER RESULTS

18.8% INCREASE IN NET SALES

SECOND QUARTER NET INCOME OF $917,000 COMPARED TO $141,000

Mid-Year Backlog up 11.6%; First Half Bookings up 40.4%

Hauppauge, New York, August 9, 2011 - Orbit International Corp. (NASDAQ:ORBT), an electronics manufacturer, systems integrator and software solution provider, today announced results for the second quarter and six months ended June 30, 2011.

Second Quarter 2011 vs. Second Quarter 2010
•	Net sales increased 18.8% to $8,284,000 compared to $6,972,000;
•	Gross margin increased to 40.0% compared to 36.6%;
•	Net income was $917,000 or $.20 per diluted share compared to $141,000 or $.03 per diluted share; and,
•
Earnings before interest, taxes, depreciation and amortization, and stock based compensation (EBITDA, as adjusted) was $1,105,000 ($.24 per diluted share) compared to $371,000 ($.08 per diluted share).

First Half 2011 vs. First Half 2010
•	Net sales increased 20.7% to $15,096,000 compared to $12,504,000;
•	Gross margin increased to 41.4% compared to 35.1%;
•	Net income was $1,441,000 or $.31 per diluted share compared to a net loss of $506,000 or $.12 per share;
•	EBITDA, as adjusted, was $1,807,000 ($.39 per diluted share) compared to $20,000 ($.00 per diluted share); and,
•	Backlog at June 30, 2011 was $18.3 million compared to $16.4 million reported one year earlier, an increase of 11.6%.

Mitchell Binder, President  & Chief Executive Officer, stated, “Our operating performance was once again very strong for the second quarter.  Due to the 18.8% increase in net sales, the operating leverage inherent in our business and our lower cost structure, our net income for the second quarter increased by 550% over the prior year’s second quarter.  For the first half of 2011, net sales increased by 20.7% and we recorded an improvement in profitability of almost $2,000,000 over the same period of last year.”

Mr. Binder continued, “Although our second quarter gross margin improved from the prior year, it was lower than the first quarter due to higher material costs associated with pre-production and initial production contracts that were shipped by each of the operating units in our Electronics Group during the quarter.  These additional costs slightly depressed the second quarter gross margin, which reduced Orbit’s operating leverage stemming from increased sales.  Had these shipments contained our more typical material costs, we estimate that our gross margin would have been in excess of 44%.  Our Orbit Instrument Division will continue to have higher than normal material costs in the second half of the year for one large high value program.  Our Power Group’s gross margin increased from the first quarter and benefited from its operating leverage due to increased sales.

“Additionally, our total selling, general and administrative (S, G & A) expenses remain under control.  Actual expenses remained approximately the same as the first quarter and as a percentage of net sales, our S, G & A expenses declined to 28.8% and 31.5% for the three and six months ended June 30, 2011, compared to 35.6% and 39.6%, respectively, in the same periods of 2010.”

David Goldman, Chief Financial Officer, noted, “Our financial condition remains strong.  At June 30, 2011, total current assets were $21,298,000 versus total current liabilities of $5,520,000 for a 3.9 to 1 current ratio.  Cash, cash equivalents and marketable securities as of June 30, 2011 decreased to approximately $300,000, which was primarily due to the increase in accounts receivable and inventories.  Our inventories at mid-year increased by $1.5 million from December 31, 2010 as we prepare for continued high shipment levels projected in the third quarter due to customer delivery schedules.  To offset profits from federal and state taxes, we have approximately $21 million and $7 million in available federal and state net operating loss carryforwards, respectively, which should enhance future cash flow.  Our tangible book value at June 30, 2011 was $3.39 per share, compared to $3.19 per share at March 31, 2011, and $3.07 per share at December 31, 2010.  The Company was also in compliance with its financial covenants as of June 30, 2011 and our primary lender has extended the expiration date of our line of credit from August 15, 2011 to October 1, 2011.  Following a quarterly review of our business by our lender, we expect the line of credit to be further extended until the second quarter of 2012.”

Mr. Binder concluded, “Overall business conditions remain very strong.  Our backlog at June 30, 2011 of $18.3 million increased 11.6% compared to one year earlier.  Our Electronics and Power Groups bookings/orders for the first half of 2011 were up 18% and 76%, respectively, to a blended rate of 40.4%, as compared to the same period of 2010.  Most of the orders received this year also have delivery dates in 2011 through the first half of 2012.  While we welcome the significant increase in second quarter results, we expect our quarterly performance for the second half will be more in line with our 2011 first quarter.  Finally, in addition to growing our Company organically, we continue to seek strategic accretive acquisitions. Our efforts, which are in the preliminary stage, continue to be focused on adding to our Power Group.”

Conference Call
The Company will hold a conference call for investors today, August 9, 2011, at 11:00 a.m. ET.  Interested parties may participate in the call by dialing 201-493-6744; please call in 10 minutes before the conference call is scheduled to begin and ask for the Orbit International conference call.  After opening remarks, there will be a question and answer period.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.orbitintl.com and click on the Investor Relations section.  Please go to the website at least 15 minutes early to register, and download and install any necessary audio software.  If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days at Orbit’s website.  We suggest listeners use Microsoft Explorer as their browser.

Orbit International Corp. is involved in the manufacture of customized electronic components and subsystems for military and nonmilitary government applications through its production facilities in Hauppauge, New York, and Quakertown, Pennsylvania; and designs and manufactures combat systems and gun weapons systems, provides system integration and integrated logistics support and documentation control at its facilities in Louisville, Kentucky.  Its Behlman Electronics, Inc. subsidiary manufactures and sells high quality commercial power units, AC power sources, frequency converters, uninterruptible power supplies and associated analytical equipment.  The Behlman military division designs, manufactures and sells power units and electronic products for measurement and display.

Certain matters discussed in this news release and oral statements made from time to time by representatives of the Company including, statements regarding our expectations of Orbit’s operating plans, deliveries under contracts and strategies generally; statements regarding our expectations of the performance of our business; expectations regarding costs and revenues, future operating results, additional orders, future business opportunities and continued growth, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although Orbit believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond Orbit International's ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact Orbit International and the statements contained in this news release can be found in Orbit's filings with the Securities and Exchange Commission including quarterly reports on Form 10-Q, current reports on Form 8-K, annual reports on Form 10-K and its other periodic reports.  For forward-looking statements in this news release, Orbit claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Orbit assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

(See Accompanying Tables)

Orbit International Corp.
Consolidated Statements of Income
 (in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Net sales	$8,284	$6,972	$15,096	$12,504

Cost of sales	4,968	4,420	8,853	8,110

Gross profit	3,316	2,552	6,243	4,394

Selling general and administrative expenses	2,387	2,480	4,755	4,949

Interest expense	53	54	106	111

Investment and other (income)	(71)	(140)	(105)	(181)

Net income (loss) before taxes	947	158	1,487	(485)

Income tax provision	30	17	46	21

Net income (loss)	$917	$141	$1,441	$(506)

Basic earnings (loss) per share	$0.20	$0.03	$0.31	$(0.12)

Diluted earnings (loss) per share	$0.20	$0.03	$0.31	$(0.12)

Weighted average number of shares outstanding:
Basic	4,641	4,380	4,641	4,376
Diluted	4,672	4,461	4,672	4,376

Orbit International Corp.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

EBITDA Reconciliation (as adjusted)
Net income (loss)	$917	$141	$1,441	$(506)
Interest expense	53	54	106	111
Tax expense	30	17	46	21
Depreciation and amortization	65	72	134	225
Stock based compensation	40	87	80	169
EBITDA (as adjusted) (1)	$1,105	$371	$1,807	$20

Adjusted EBITDA Per Diluted Share Reconciliation
Net income (loss)	$0.20	$0.03	$0.31	$(0.11)
Interest expense	0.01	0.01	0.02	0.02
Tax expense	0.01	0.00	0.01	0.00
Depreciation and amortization	0.01	0.02	0.03	0.05
Stock based compensation	0.01	0.02	0.02	0.04
EBITDA (as adjusted), per diluted share (1)	$0.24	$0.08	$0.39	$0.00

(1) The EBITDA tables (as adjusted) presented are not determined in accordance with accounting principles generally accepted in the United States of America.  Management uses adjusted EBITDA to evaluate the operating performance of its business.  It is also used, at times, by some investors, securities analysts and others to evaluate companies and make informed business decisions.  EBITDA is also a useful indicator of the income generated to service debt.  EBITDA (as adjusted) is not a complete measure of an entity's profitability because it does not include costs and expenses for interest, depreciation and amortization, income taxes and stock based compensation.  Adjusted EBITDA as presented herein may not be comparable to similarly named measures reported by other companies.

	Six Months Ended June 30,
Reconciliation of EBITDA, as adjusted, to cash flows used in operating activities (1)	2011	2010

EBITDA (as adjusted)	$1,807	$20
Interest expense	(106)	(111)
Income tax expense	(46)	(21)
Loss on disposal of fixed assets	4	-
Inventory reserves	76	16
Gain on sale of marketable securities	(45)	(100)
Deferred income	(43)	(42)
Net change in operating assets and liabilities	(3,885)	(1,253)
Cash flows used in operating activities	$(2,238)	$(1,491)

Orbit International Corp.
Consolidated Balance Sheets

	June 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47,000	$1,964,000
Investments in marketable securities	256,000	146,000
Accounts receivable, less allowance for doubtful accounts	5,397,000	3,927,000
Inventories	13,172,000	11,627,000
Costs and estimated earnings in excess of billings on uncompleted contracts	958,000	468,000
Deferred tax asset	608,000	391,000
Other current assets	860,000	1,043,000

Total current assets	21,298,000	19,566,000

Property and equipment, net	1,117,000	1,172,000
Goodwill	1,688,000	1,688,000
Deferred tax asset	1,645,000	1,847,000
Other assets	102,000	106,000

Total assets	$25,850,000	$24,379,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long term debt	$931,000	$931,000
Accounts payable	1,358,000	794,000
Notes payable-bank	1,154,000	387,000
Liability associated with former chief executive officer	953,000	1,194,000
Income taxes payable	9,000	-
Accrued expenses	963,000	1,051,000
Customer advances	67,000	118,000
Deferred income	85,000	85,000

Total current liabilities	5,520,000	4,560,000

Deferred income	43,000	86,000
Liability associated with former chief executive officer, net of current portion	14,000	494,000
Long-term debt, net of current portion	2,560,000	3,026,000

Total liabilities	8,137,000	8,166,000

Stockholders’ Equity
Common stock	510,000	510,000
Additional paid-in capital	22,443,000	22,360,000
Treasury stock	(915,000)	(915,000
Accumulated other comprehensive (loss) gain	(5,000)	19,000
Accumulated deficit	(4,320,000)	(5,761,000

Stockholders’ equity	17,713,000	16,213,000

Total liabilities and stockholders’ equity	$25,850,000	$24,379,000